Exhibit 10.8

ARTICLES OF ASSOCIATION

OF

WEIDA COMMUNICATIONS TECHNOLOGY COMPANY LIMITED

Dated as of August 26, 2004

ARTICLES OF ASSOCIATION

OF

WEIDA COMMUNICATIONS TECHNOLOGY COMPANY LIMITED

ARTICLES OF ASSOCIATION

OF

WEIDA COMMUNICATIONS TECHNOLOGY COMPANY LIMITED

These Articles of Association (these “Articles”) are formulated by Li Shun Xing, Li Xiang Ning, Pang Da Qing, and Xie Li  (the “Existing Shareholders”), and SCL Ventures Ltd. (“SCL”), a company incorporated in the British Virgin Islands, in accordance with the Law of the People’s Republic of China (the “PRC”) on Sino-Foreign Equity Joint Venture Enterprise and other relevant laws and regulations of the PRC, and the Equity Joint Venture Contract dated as of August 26, 2004 (the “JV Contract”) signed by the Existing Shareholders and SCL on August 27, 2004.

(In these Articles, each of Li Shun Xing, Li Xiang Ning, Pang Da Qing, and Xie Li is an “Existing Shareholder”, and collectively, they are the “Existing Shareholders”. SCL and each of the Existing Shareholders is a “Party”, and collectively, they are the “Parties”.)

ARTICLE 1                                                                                DEFINITIONS

1.1                                 Unless the terms of these Articles otherwise provide, the following terms shall have the meanings set out below:

(a)                                  “Approval Authority” shall mean the PRC Ministry of Commerce or the authority designated by such Ministry to approve these Articles and the establishment of the JV.

(b)                                 “Board” shall mean the board of directors of the JV.

(c)                                  “Business License” shall mean the business license of the JV issued by the State Administration for Industry and Commerce of PRC.

(d)                                 “Exchange Rate” shall mean the exchange rate between RMB and USD, which is so promulgated by the Bank of China on August 23, 2004;

(e)                                  “Export” or “export” shall mean, when referring to a sale or license by the JV, sale or license outside of the PRC Market.

(f)                                    “Government Approval” shall mean any consent, approval, authorization, waiver, grant, concession, license, exemption, order, registration or certificate granted by any governmental or administrative body, department, agency, court or commission in respect of the filings, documents, reports or notices submitted to such governmental or administrative body, department, agency, court or commission.

(g)                                 “JV” shall mean the joint venture company formed pursuant to the relevant laws and regulations of the PRC and the JV Contract.

(h)                                 “JV Contract” shall mean the JV Contract signed by the Existing Shareholders and SCL for the establishment of Weida Communications Technology Company Limited, a Sino-foreign Equity Joint Venture.

(i)                                     “Person” shall mean any individual, partnership, association, company, joint venture, unincorporated organization or government, or agency or political subdivision thereof.

(j)                                     “PRC”  shall mean the People’s Republic of China

(k)                                  “PRC Employees” shall mean all employees of the JV who are PRC citizens holding PRC identity cards.

(l)                                     “PRC GAAP” shall mean the Generally Accepted Accounting Principles of the PRC.

(m)                               “PRC Market” shall mean the mainland of the PRC, not including Hong Kong, Taiwan and Macau.

(n)                                 “RMB” shall mean the lawful currency of the PRC.

(o)                                 “Site” shall mean the office space located at No.92-3, Bin Jiang West Road, Hai Zhu District, Guangzhou, Guangdong Province, PRC.

(p)                                 “US Dollars” or “US$” shall mean the lawful currency of the United States of America.

(q)                                 “US GAAP” shall mean the Generally Accepted Accounting Principles of the United States of America.

1.2                                 References to any statutory provisions shall, where the context so admits or requires, be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time, and shall, where the context so admits or requires, be construed as including references to the corresponding provisions of any earlier legislation (whether repealed or not) directly or indirectly amended, consolidated, extended, or replaced thereby or re-enacted therein, which may be applicable to any relevant tax year or other period, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.3                                 Unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing one gender shall include all other genders, and words importing natural persons shall include corporations and unincorporated associations.

1.4                                 The Recitals form an integral part of these Articles and shall be construed and have the same force and effect as if expressly set out in the body of these Articles.

1.5                                 References herein to Clauses are to clauses in these Articles unless the context requires otherwise.

ARTICLE 2                                                                                PARTIES TO THE JOINT VENTURE

2.1                                 The Parties

The Parties to the JV are:

SCL Ventures Ltd., a company registered under the laws of the British Virgin Islands, with its registered office at                           .

Li Shun Xing, a male PRC citizen holding Identity Certificate number                           ;

Li Xiang Ning, a male PRC citizen holding Identity Certificate number                           ;

Pang Da Qing, a male PRC citizen holding Identity Certificate number                           ; and

Xie Li, a female PRC citizen holding Identity Certificate number                           .

ARTICLE 3                                                                                OPERATION OF THE JOINT VENTURE

3.1                                 Name and Address of the JV; Branches

(a)                                  The name of the JV shall be “                          ” in Chinese, and “Weida Communications Technology Company Limited” in English.

(b)                                 The legal address of the JV shall be at No.92-3, Bin Jiang West Road, Hai Zhu District, Guangzhou, Guangdong Province, PRC.

(c)                                  The JV may establish branch offices inside or outside the PRC with the approval of the Board and the relevant government authorities of the PRC and/or the applicable country.

3.2                                 Limited Liability Company

The form of organization of the JV is a limited liability company.  The Parties, in proportion to their respective contribution to the registered capital of the JV, shall share the profits, risks and losses.  However, the liability of each Party shall be limited to the amount of its contribution due or made to the registered capital of the JV.

3.3                                 Laws and Decrees

The JV is a legal person established under the laws of the PRC.  The activities of the JV are governed and protected by the laws, decrees and relevant rules and regulations of the PRC.

ARTICLE 4                                                                                PURPOSE AND SCOPE OF BUSINESS

4.1                                 Purpose of the JV

The purpose of the EJV shall be: improving co-operation of the Parties, adopting advanced and practical techniques and introducing scientific management in the Business, increasing the quality of products and service, developing new products, meeting competition successfully for price and quality both in domestic and international markets, and raising economic efficiency so as to enable the investors to gain satisfactory benefits.

4.2                                 Business Scope of the JV

The business scope of the EJV shall be:  technology services for communication networks; development of software and hardware technology for communication networks; sale of equipment related to communication networks; and domestic VSAT communication business.

ARTICLE 5                                                                                   TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

5.1                                 Total Investment

Unless otherwise agreed by the Parties and the Approval Authority, the total amount of investment (including loans required or obtained by the JV) of the JV shall be USD 4,833,836.

5.2                                 Registered Capital

The registered capital of the JV shall be USD 2,416,918, of which the Existing Shareholders shall contribute seventy five percent (75%), and SCL shall contribute twenty five percent (25%). The contribution to the Registered Capital of the EJV shall be as follows:

Name	RMB	USD	Percentage of Equity Owned

SCL	5,000,000	604,230	25%
The Existing Shareholders	15,000,000	1,812,689	75%
Total	20,000,000	2,416,918	100%

5.3                                 Contributions to Capital

SCL shall contribute its investment to the JV in US Dollars.  The Existing Shareholders shall contribute their investment by assigning all their interests in the registered capital of Weida (as defined in the JV Contract) to the JV. After contribution, certificates of investment will be issued to the Parties. It is acknowledged that all of Weida’s assets and business shall be converted into the assets and business of the JV.

5.4                                 Contribution Schedule

Within ninety (90) days after obtaining the Business License and upon the Conditions Precedent for Completion set out in these Articles being satisfied, SCL shall pay its respective contribution in a lump-sum payment to an account of the JV, and the JV shall engage a PRC registered accounting firm to verify the contribution to the registered capital of the JV by the Parties.

5.5                                 Additional Financing

(a)                                  Besides the registered capital, the JV’ s operations will be financed from the following sources:

(i)                                     loans in RMB or US$ ;

(ii)                                  net earnings which are generated from sales and licenses of JV’s products and services and which are retained after distribution of dividends (if any) to the Parties; and

(iii)                               other lawful sources as determined by the Board.

5.6                                                         Assignment of Registered Capital

(a)                                  Except as otherwise permitted by these Articles or the JV Contract, the Existing Shareholders shall not sell, assign, pledge, hypothecate, mortgage or otherwise transfer its contribution to the registered capital of the JV except with the prior written consent of SCL followed by approval by the Board, and subject to the receipt of all necessary Government Approvals including the Approval Authority.

(b)                                 After obtaining all of the consents and approvals referred to in Article 5.6(a) above, a Party desiring to transfer its contribution to the registered capital to the JV (the “Offering Party”) shall first offer such contribution in writing to the other Parties (the “Offered Parties”). Such offer shall include the amount, price, and terms and conditions of the contribution to be transferred. The Offered Parties shall have ninety (90) days from the date of receipt of said offer in which to notify the Offering Party of acceptance of the offer.  If a Party accepts the offer, the Party shall submit a price bid within ten (10) days.  The Party offering the price shall be entitled to purchase the offered contribution.

(c)                                  In the event that more than one Party wishes to purchase all or any part of the offered contribution to the registered capital, the Party(ies) making the highest offer shall prevail. In the event that more than one Party has made the highest offer the offered contribution shall be equally split among such Parties.

(d)                                 In the event the Offered Parties do not wish to purchase all or any part of the offered contribution to the registered capital, the Offering Party may transfer the part of the offered contribution that was not purchased by the other Parties to a third party, with the approval of the Board. Such transfer shall not be completed until the third party acquiring the contribution has first executed a contract containing terms and conditions in which the third party becomes bound by all the provisions of these Articles, their attachments, and the Articles of Association. The terms and conditions under which the transfer is concluded shall not be more preferential than those originally offered to the other Parties, and the Offering Party shall provide the other Parties hereto with a duplicate of the executed written agreement with the transferee.

(e)                                  Notwithstanding Articles 5.6 (a) and (b), SCL shall have the right, to transfer its contribution to the registered capital of the JV to a successor in interest of its entire business, to a Person which is at least fifty percent (50%) controlled directly or indirectly by SCL, or to a Person which controls directly or indirectly fifty percent (50%) or more of SCL. The transferee shall assume all of the transferor’s responsibilities herein and shall provide a written guarantee to the non-transferring Parties that it is permitted to assume all such responsibilities.

(f)                                    Notwithstanding Article 5.6 (b), (c) and (d) above, in regard to the transfer of the JV registered capital, unless the Board agrees to convert the status of the JV to a local enterprise from a Sino-foreign joint venture, SCL may not reduce the percentage of its share of the JV’s registered capital below twenty-five percent (25%).

(g)                                 All transfers of contributions by a Party under this Article 5.6 shall be subject to the validation or approval of all necessary authorities of the PRC, and shall not become effective until such validation or approval has been obtained.  After the necessary validation or approval is obtained, the Parties shall correspondingly amend these Articles and the Articles of Associations and the JV shall renew and revise its registration with the relevant PRC administration for industry and commerce.  Neither the business of the JV nor the performance of its contracts shall be interrupted nor its organizational structure affected by any such transfer.

5.7                                 Increase and/or Decrease of Registered Capital

Any increase and/or decrease in the registered capital of the JV must be approved by the Board and submitted to the Approval Authority for examination and approval.  Upon receipt of the approval by the Approval Authority, the JV shall register the change in capital with the relevant PRC administration for industry and commerce.  The Board shall set the contribution schedule for the capital change consistent with applicable PRC laws and regulations.

5.8                                 Taxes, Import Duties and Levies on Capital Contribution

To the extent capital contributions are not exempt from value-added taxes and other taxes, the Parties shall use their best efforts to obtain such exemptions. In case any value added taxes or other taxes or custom duties are (to be) levied on the capital contributions, such custom duties and taxes shall not be considered as part of the capital contribution by that Party, and shall be borne by the JV.

ARTICLE 6                                LICENSING AND SALE OF JV’S PRODUCTS AND SERVICES

6.1                                 PRC Sales Channels

The JV’s products and services may be sold by the JV in the PRC or overseas markets in the manner determined by the Board.

6.2                                 Laws and Regulations

The Parties shall comply with, and shall make efforts to ensure that the JV complies with, all relevant laws and regulations of the PRC and any other country the JV then does business, regarding the export of products or technical information from the PRC or use of products or technical information within the PRC.

ARTICLE 7                                                                                BOARD OF DIRECTORS

7.1                                 Board Composition; Chairman

(a)                                  The Board is the highest authority of the EJV and shall be deemed established on the date of issuance of the EJV’s Business License. It shall discuss and determine all issues regarding the EJV as required by this Contract.  The Board shall be composed of five (5) directors.  For as long as the Parties’ contribution to the registered capital is as stated in Article 5.2, two of the directors shall be appointed by SCL and the other two shall be appointed by the Existing Shareholders, and one shall be appointed jointly by (i) SCL and (ii) collectively, the Existing Shareholders.

(b)                                 The Board shall have one Chairman (the “Chairman”).  The Chairman shall be appointed by SCL.  So long as the PRC law requires, the Chairman shall be the legal representative of the EJV.  Neither the Chairman nor any other member of the Board nor any of the Existing Shareholders may by himself bind the Board or the EJV.  Whenever the Chairman is unable to perform his responsibilities, another individual (whether current director or otherwise) shall be authorized by the Chairman to represent him.

7.2                                 Term of Directors

The term of appointment of each director shall be four years.  A director whose term of appointment has expired may be re-appointed by the Party or Party(ies) that originally made the appointment.

7.3                                 Vacancies

(a)                                  Should the office of a director of the EJV become vacant for any reason, the Party (or in their absence the remaining board members so selected by that Party) who originally appointed the director shall appoint a replacement.

(b)                                 Any Party may at any time dismiss without cause a director appointed by such Party and appoint another director in his/her place.

7.4                                 Appointment

After a director is dismissed, a new director shall be appointed, upon 10 days prior written notice from the appointing Party to the other Party. The notice shall include the director’s resume. Such appointment shall be submitted to the relative authorities for record.

7.5                                 Meetings

(a)                                  The Board shall meet at least once every year.  Such meetings shall be called and presided over by the Chairman.  When the Chairman or SCL considers it necessary, or at the written request of at least two (2) of the directors, an interim meeting of the Board shall be convened.  In the event the Chairman is not able or refuses to call and preside over any meeting of the Board, any Director designated by SCL shall have the right to call and preside over such meetings.  Board meetings shall be held at the offices of the EJV, unless otherwise determined by the Board.  A Board member may attend the meeting via teleconference.  The Board shall appoint a secretary who shall prepare detailed minutes of all matters addressed at the Board meetings.  The minutes of the meetings shall be kept in English and Chinese by the Secretary, signed by all of the directors present at the meeting, filed by the EJV, and a copy promptly distributed to all directors.

(b)                                 The quorum necessary to hold meetings of the Board shall be three (3) directors, including at least one director appointed by SCL.  Unless there is a quorum, the directors present at a meeting shall not act.  In the event that the Chairman calls a Board meeting and there is no quorum, then within 3 days after the date of the intended Board meeting, the Chairman shall call another meeting (to be held not more than 7 days after the intended meeting); and in the event that there is still no quorum, the quorum shall be reduced to two (2) Directors.

(c)                                  If a director is unable to attend a meeting of the Board, he may by properly executed proxy authorize another person, including another director, to represent him and vote for him at the meeting.  Any person so authorized shall have a separate vote for the director he/she is representing in addition to his own vote as director, and each director he/she represents shall be counted for the purposes of the quorum.

(d)                                 Each director shall be notified of the holding of a meeting of the Board and of the proposed agenda at least ten (10) days prior to the date on which the meeting is to be held, but such period may be shortened upon the written consent of all of the directors.

(e)                                  The EJV may, at the sole discretion of the Board, pay compensation to the directors for their services to the EJV.  However, all reasonable costs of air travel,

meals, accommodation, and other expenses incurred by the directors for the purpose of attending meetings of the Board shall be borne by the EJV.

7.6                                 Voting

(a)                                  Except as otherwise provided in Article 8.6(c) of this Contract and in the Articles of Association, all resolutions of the Board shall require a majority of the votes of the directors present at the meeting who constitute the necessary quorum.  If upon any resolution there is a deadlock, such resolution shall be deemed to be rejected.  Neither the Chairman nor any other director shall have a tie-breaking vote, except in the event that there are then only four directors duly appointed present, in which event the Chairman shall have a tie-breaking vote.

(b)                                 Each director present at a meeting of the Board shall have one (1) vote unless representing another director in accordance with Article 8.5(c).

(c)                                  As long as PRC law requires, the following matters shall require a resolution of the Board adopted by the unanimous vote of all directors present at a validly called meeting of the Board:

(i)                                     Amendment of Articles of Association of the EJV;

(ii)                                  Termination and dissolution of the EJV;

(iii)                               Increase or reduction of the registered capital of the EJV;

(iv)                              Merger or division of the EJV.

7.7                                 Written Resolution

(a) All Board resolutions shall be in writing and must be signed by at least two members of the Board attending the meeting.  Facsimile signatures shall be sufficient and resolutions may be signed in counterparts. The date of Board approval of such resolutions shall be the date on which the last director required signs such resolutions.

(b) A Board resolution may be passed without the requirement of a Board meeting, by circulating a written resolution among the Board members. Such resolutions must be signed by at least the number of directors constituting a quorum (including any quorum pursuant to Article 8.5(b), if applicable) for a meeting of the Board.  Such resolution shall be as valid as if passed at a meeting of the Board duly convened and held.  The date of Board approval of such resolution shall be the date on which the last director required to constitute a quorum signs the resolution. Facsimile signatures shall be sufficient and the resolutions may be signed in counterparts.

7.8                                 Exercise of Voting Powers

The Parties undertake to exercise or to procure the exercise of all voting powers at all meetings of the EJV and through their representatives on the Board to pass such resolutions and to take such actions as will make possible the implementation of the purpose of this Contract.

7.9                                 Power of the Board

The power of the Board shall include but not limited to:

(a)                                     designating the directors and the Senior Staff of the EJV and of any entity invested by the EJV representing the EJV; and

(b)                                    handling any other matters, which are deemed necessary by the Board.

ARTICLE 8                                                                                OPERATION AND MANAGEMENT

8.1                                 Senior Staff

The senior staff (“Senior Staff”) of the EJV may include but is not limited to the General Manager, the Controller, the Chief Financial Officer, the Marketing Manager, the Chief Technology Officer, and the Human Resources Manager.

8.2                                 Appointment, Nomination and Scope of Responsibility

(a)                                  There shall be only one General Manager of the EJV. The General Manager shall report to the Board and shall initially be appointed by SCL; however, the Board has the power to remove the General Manager and appoint one of its choosing, as it deems necessary.

(b)                                 The General Manager shall implement the resolutions of the Board, be responsible for the daily management and operation of the EJV, and shall appoint and dismiss subordinates.

(c)                                  The General Manager shall, whenever requested by at least two (2) of the directors and upon notice, bring before the Board all requested records relevant to the EJV’s operations.

8.3                                 Transfer and Dismissal of Senior Staff

The Senior Staff shall be recommended by the General Manager and appointed and dismissed by the Board; however, the Controller and the Chief Financial Officer of the EJV can only be appointed and dismissed by SCL.

ARTICLE 9                                                                                SITE AND OTHER FACILITIES

9.1                                The Office and any other facilities shall be at such locations as the Board of Directors shall designate from time to time.

ARTICLE 10                                                                         CONDITIONS PRECEDENT FOR COMPLETION

10.1                           The obligations of the Parties under these Articles, other than Article 15, are subject to the fulfillment, unless waived by SCL, of each of the following conditions:

(a)          The Capital Increase Contract, the JV Contract, these Articles of Association, and any and all other documents needed to satisfy all necessary authorities of the PRC, have been duly executed by Weida, the Existing Shareholders, and SCL.

(b)         The Business License for the EJV has been issued.

(c)          The requirements of the State Administration on Foreign Exchange have been satisfied.

(d)         The due diligence study by the financial and legal counsel of SCL has been completed to the satisfaction of SCL, in its sole discretion.

(e)          The necessary approval from SCL’s Board of Directors has been obtained.

(f)            The necessary resolutions of the Board and the General Meeting of Weida, duly approving the transactions contemplated by the JV Contract have been obtained.

(g)         Weida and the Existing Shareholders have executed the Representations and Warranties and Undertakings, which is an attachment to the Equity Interest Transfer Agreement, and all of the matters described therein are true and completed.

ARTICLE  11                                                                      LABOR MANAGEMENT

11.1                           Government Principle

Matters relating to the recruitment, employment, dismissal, resignation, wages, welfare and other matters concerning the staff and workers of the JV shall be governed by the labor law of the PRC and other relevant laws and regulations.

11.2                           Employment Contracts

(a)                                  The JV shall enter into labor employment contracts with employees.

(b)                                 All employment agreements with the senior management and key technical personnel shall be satisfactory to SCL, as to the form and substance of the agreement and as to the employees engaged.

11.3                           Labor Union

PRC Employees shall have the right to establish a labor union in accordance with the PRC Trade Union Law and other relative laws, and the EJV shall create and pay to a Union Fund and the PRC Employees shall pay labor union dues in accordance therewith.

11.4                           Conformity with Labor Protection Rules

The JV shall conform to laws and regulations of the PRC government concerning labor protection.  Labor insurance for the PRC Employees of the JV shall be handled in accordance with the relevant laws and regulations of the PRC government.

ARTICLE 12                                                                         FINANCIAL AFFAIRS AND ACCOUNTING

12.1                           Financial Affairs and Accounting

The Controller or Chief Financial Officer shall head the EJV’s Financial Department and shall be responsible for the EJV’s financial and accounting matters.

(a)                                  RMB shall be used as the bookkeeping currency of the EJV.  Cash, deposits, accounts payable and receivable, income and expenses shall  be set forth in the currency in which they are paid or received.  All financial statements of the EJV shall be presented in both RMB and USD.

(b)                                 For purposes of preparing the EJV’s accounts and statements of the Parties’ contributions, and for any other purposes where it may be necessary to effect a currency translation, such translation shall be in accordance with the posted exchange rate as determined by the middle rate for buying and selling, announced by the People’s Bank of China on the date of actual payment.

(c)                                  Subject to the Board’s determination, the accounting, tax and fiscal year for the EJV shall commence on January 1 and end on December 31.  The accounting, tax and fiscal year for the first year of operation of the EJV shall begin on the Effective Date and shall end on December 31 of the same year.

(d)                                 All local expenses of the EJV including but not limited to, expenses of materials, wages for PRC personnel, taxes, duties, charges, services and utilities, shall be paid for in RMB.

(e)                                  The Controller (or the financial manager of the EJV resident in the PRC) shall prepare the EJV’s monthly financial statements in English in accordance with US-GAAP.  For the purpose of such statements, the accounting, tax and fiscal year for the EJV applied in such statements, notwithstanding the Article 13.1 (c) above, shall commence on July 1 of each year and end on June 30 of next year, unless modified by the Board.

(f)                                    At the end of each fiscal quarter, a set of financial statements shall be prepared in Chinese and English setting out all the details required by the Accounting Regulations of both PRC GAAP and US GAAP.  A copy of these statements shall be sent to each Party and to each director and shall be created in accordance with the provisions of Article 13 hereof.

(g)                                 The Parties shall have the right, upon reasonable prior notice, to request from the Controller to review the books and records of the EJV and to make copies of any of the books and records for their own use.  If requested by a Party, the accounting staff of the EJV shall cooperate with such Party in providing all financial information of the EJV reasonably required by such Party.

12.2                           Bank Accounts

(a)                                  The JV shall maintain both RMB and foreign exchange bank account(s) in the PRC.  Subject to the approval by the Board and relevant PRC authorities, the JV may also open foreign currency accounts in banks outside the PRC.  One or more individuals as designated by the Board in accordance with the JV’s accounting procedures shall operate these bank accounts.

(b)                                 Except as otherwise agreed by the Board, the amount standing to the credit of the JV in the foreign exchange account shall remain in foreign exchange and shall not be converted into RMB.

12.3                                                   Profits Distribution

(a)                                  Prior to the distribution of net profits of the JV to the Parties, the JV shall allocate from the net after-tax profits of the JV for the creation (and in subsequent years maintenance) of the reserve, expansion, and bonus and welfare funds.  The allocation percentages of the above mentioned three funds shall be decided by the Board.

(b)                                 After the payment of income and other tax and allocation to the three (3) funds, the Board may at its discretion declare any remaining profits or a portion thereof to be payable in dividends to the Parties on a pro-rata basis in accordance with their respective contribution in the Registered Capital of the JV as set out in Article 5.2 of these Articles or in each case as adjusted to reflect the then current registered capital contributions.  Dividends payable shall be paid in RMB or US Dollars, at the direction of each Party.  Dividends, if any, shall be distributed annually in accordance with the JV’s accounting fiscal year, unless modified by the Board.

(c)                                  SCL shall be entitled to remit freely out of the PRC any monies whether dividends, royalties, fees, or otherwise, in accordance with the foreign exchange regulations of the PRC.  Profits remaining after the payment of dividends to the Parties, if any, shall remain in a retained earnings account to be used by the JV in the manner determined by the Board from time to time.

12.4                           Appointment of Auditor

SCL shall appoint, dismiss or change the auditor of the JV.

ARTICLE 13                                                                         TAXATION, FEES AND LEVIES

13.1                           Income Tax, Customs Duties and Other Taxes

The JV shall pay tax under the relevant laws of the PRC and the tax regulations applicable to the JV.  Employees of the JV shall pay their individual income tax in accordance with the PRC Income Tax Law and other relevant laws and regulations of the PRC.

ARTICLE 14                                                                         THE JOINT VENTURE TERM

14.1                           Joint Venture Term

The Joint Venture Term shall commence on the date of the issuance of the Business License and shall expire, unless extended or sooner terminated, 30 years after the date of the issuance of the Business License.

14.2                           Extension of the Joint Venture Term

At least one (1) year prior to the expiration of the Joint Venture Term, the Parties may discuss the extension of the term.  If the Parties agree, an application for such extension shall be submitted to the Approval Authority for approval no less than six (6) months prior to the expiration of the Joint Venture Term.  If the Parties fail to reach an agreement six (6) months prior to the expiration of the Joint Venture Term, termination proceeding shall immediately commence.

ARTICLE 15                                                                         TERMINATION AND LIQUIDATION

15.1                           Termination by Any Party Termination by Any Party

This Contract shall terminate upon the expiration of the Joint Venture Term, unless extended pursuant to Article 14.2.  In addition, a non-breaching Party may terminate this Contract, in accordance with this Article 15.1, upon the commission of any one or more of the following events by the other Party, prior to the expiration of the Joint Venture Term by written notice to the other Party without the need of a Board resolution:

(a)                                  if SCL or The Existing Shareholders commits a material breach of this Contract, the Articles of Association, and such breach is not cured within sixty (60) days after receipt of written notice to the Party in breach;

(b)                                 if SCL or The Existing Shareholders, transfers its equity participation in the EJV in violation of the provisions of this Contract or the Articles of Association;

(c)                                  for any other reason, which allows termination by a Party without a Board resolution as provided for in the other provisions of this Contract or the Articles of Association, but not specifically set forth in this Article 15.1, or in accordance with any applicable laws and regulations.

15.2                           Pre-Termination Consultations

In the event that any Party gives notice of a desire to terminate  this Contract for a reason stipulated under Article 15.1, the Parties shall within a two (2) month period after such notice is given conduct negotiations and endeavor to resolve the reason which prompted the notification of termination.  If the reason(s) that prompted the notification of termination cannot be resolved to the satisfaction of the Parties, the dispute shall be submitted to arbitration. The consultations that occur pursuant to this section shall be exclusive of any other consultations required by these Articles.

15.3                           Termination in General

If  this Contract is terminated because its term has expired or for a reason other than that specified in Article 15.4 below, any Party may negotiate to purchase by itself or a third party it designated the participation of the other Party.  If within 90 days of termination no Party desires to exercise such right, the Parties cannot agree which Party will exercise such right, or the Parties cannot agree on the terms of the exercise of such right, the Parties, through the Board, shall immediately take steps to liquidate the EJV in accordance with Article 15.5 of this Contract.

15.4                           Termination

(a)                                  If  this Contract is terminated due to a material breach or other circumstance in accordance with Article 15.1 of this Contract, the Party giving notice of termination (the “Purchaser”) will have the right to purchase or designate a third party to purchase the equity interest of the Party causing the event that gives rise to a termination right (the “Seller”) at the lesser of Net Book Value and the Fair Market Value of the Seller’s contribution to the EJV. Failure of the Purchaser to exercise its election under this Article 15.4 shall not constitute a waiver of such election with respect to any subsequent right hereunder.  In calculating Net Book Value and Fair Market Value, the calculation shall be made as of the last calendar day of the month prior to the date of the action causing the need for such calculation.

(b)                                 The value of a Party’s contribution to the EJV shall be determined as follows:

(i)                                    The Net Book Value of a Party’s contribution shall be equal to the ratio that such Party’s contribution to the registered capital bears to the total amount of registered capital contributed by all the Parties multiplied by the Net Book Value of the EJV.

(ii)                                  The Fair Market Value of a Party’s contribution shall be equal to the ratio that such Party’s contribution to the registered capital bears to the total amount of registered capital contributed by all the Parties multiplied by the Fair Market Value of the EJV.

(c)                                  The value of the EJV shall be determined as follows:

(i)                                     The EJV’s auditing firm shall determine the Net Book Value of the EJV.  The Net Book Value of the EJV shall be equal to the value of all assets of the EJV (including but not limited to accumulated but unpaid dividends) minus all actual liabilities of the EJV, in each case as indicated on the EJV balance sheet in accordance with US GAAP.  The Net Book Value of the EJV shall also be reduced by any pending latent taxes or governmental charges.

(ii)                                  The Fair Market Value of the EJV shall be equal to the fair market value of the EJV as a going concern as determined by agreement of each of the Parties, or if the Parties cannot so agree, by a firm of internationally recognized investment bankers jointly selected by the Parties, or if the Parties cannot agree on a firm, by the EJV’s auditors appointed in accordance with Article 12.4 hereof.  The determination of the investment bank or the EJV’s auditors, if applicable, shall be final and conclusive on all Parties.  The Parties shall share equally the cost of determining the Fair Market Value of the EJV to be sold and purchased pursuant hereto.

(iii)                               In determining the Fair Market Value of the EJV, the investment bank or the auditing firm shall give special consideration to:

(A)                              assets or liabilities having a value which deviates considerably from the value stated in the EJV’s books;

(B)                                latent taxes or other governmental charges pending for the accounting year in question, or for previous years;

(C)                                other latent liabilities not included in the annual accounts, such as employee benefits, pensions, guarantees and sureties.

(d)                                 If the Purchaser exercises its right under this Article 15.4, each Party agrees to use its best efforts to comply with all laws, rules, regulations and requirements of any governmental entity applicable to such purchase and sale, to cooperate in establishing the purchase price in an expeditious manner and to cause its representatives to take whatever action necessary to effectuate the purchase in a timely manner.  If the Purchaser does not elect to exercise its right under this Article 15.4 within six (6) months from the date of termination, the Parties through the Board shall immediately take steps to liquidate the EJV in accordance with Article 15.5.

15.5                                                   Dissolution and Liquidation

(a)                                  When necessary, the Board shall establish the procedures and principles for the liquidation and establish a “Liquidation Committee”. The Liquidation committee shall consist of three individuals, two of whom shall be designated by SCL, and the third by the Existing Shareholders. The Liquidation Committee may act upon resolution by a 2/3 majority.  The Parties shall share the cost of the members of the Liquidation Committee on a pro-rata basis in accordance with their respective contribution in the Registered Capital of the EJV as set out in Article 5.2 of this Contract.

(b)                                 The tasks of the Liquidation Committee are:

(i)                                     to conduct a thorough assessment of the EJV’s assets and its creditors’ rights and debtors’ obligations;

(ii)                                  to prepare a comprehensive statement of the EJV’s assets and liabilities;

(iii)                               to formulate the method of valuation of the assets;

(iv)                              to formulate the liquidation plan;

(v)                                 to appoint independent experts to assess the value of the EJV assets, as deemed necessary.

(c)                                  In valuing and selling physical assets, the Liquidation Committee shall use every effort to obtain the highest possible price for such assets.  After liquidation and the settlement of all outstanding debts of the EJV, the joint account shall be paid over to the Parties on a pro-rata basis in accordance with their respective shares in the registered capital of the EJV. All amounts payable to the Parties pursuant to this Article 15 shall be paid promptly in US Dollars if required by such Parties.

(d)                              The activities of the Liquidation Committee shall be reported to the relevant authorities. During liquidation, the Liquidation Committee shall be the legal representative

ARTICLE 16                                                                         LANGUAGE

16.1                          The Parties have executed these Articles in both English and Chinese. Both versions shall have the same effect in all aspects.

IN WITNESS WHEREOF, the Parties hereto have caused these Articles to be executed by their duly authorized representatives.

SCL Ventures Ltd.

By:	/s/ Mitchell Sepaniak
Name:	Mitchell Sepaniak
Title:	President and Chief Executive Officer

Li Shun Xing

Signature:

/s/ Li Shun Xing

Li Xiang Ning

Signature:

/s/ Li Xiang Ning

Pang Da Qing

Signature:

/s/ Pang Da Qing

Xie Li

Signature:

/s/ Xie Li